NEWS RELEASE
July 3, 2018

FOR IMMEDIATE RELEASE	Contact: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. APPOINTS BOARD MEMBER
KALISPELL, MONTANA - Glacier Bancorp, Inc.’s (NASDAQ: GBCI) Board of Directors, at a recent meeting announced the appointment of David C. Boyles as a Director of the Company, effective July 1, 2018. Boyles was appointed to the Company’s Audit, Compensation, Compliance, Nominating/Corporate Governance and Risk Oversight Committees.
David Boyles is a banker with over 45 years of commercial banking experience. He served as Chairman of the Board of Columbine Capital Corp. and its subsidiary Collegiate Peaks Bank (“Columbine”) from 2006 to January 2018 when Columbine was acquired by the Company. Prior to joining Columbine, Mr. Boyles served for 22 years as the President of Guaranty Bank and Trust Company. Mr. Boyles is a founding Trustee of the Rose Community Foundation in Denver, Colorado, where he served for 10 years and then continued as a member of its Investment Committee for 6 years after his term as a Trustee. Mr. Boyles served on the board of directors of Rose Hospital for 40 years, and he has been on the boards of directors of Winter Park Ski Area, Boy Scouts of America, and a trustee of HealthONE. Mr. Boyles also served as the 10th Federal Reserve District representative to the Federal Reserve Advisory Council from 2006 to 2008. Mr. Boyles completed his undergraduate studies at the University of Colorado-Boulder where he earned a Bachelor of Arts degree in Chemistry and a Bachelor of Science degree in Business-Finance.
Glacier Bancorp, Inc. is the parent company for Glacier Bank, Kalispell, and its bank divisions: First Security Bank of Missoula; Valley Bank of Helena; Western Security Bank, Billings; First Bank of Montana, Lewistown; and First Security Bank, Bozeman, all operating in Montana; as well as Mountain West Bank, Coeur d’Alene, operating in Idaho, Utah and Washington; First Bank, Powell, operating in Wyoming and Utah; Citizens Community Bank, Pocatello, operating in Idaho; Bank of the San Juans, Durango, and Collegiate Peaks Bank, Buena Vista, both operating in Colorado; First State Bank, Wheatland, operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and The Foothills Bank, Yuma, operating in Arizona.
Visit Glacier’s website at http://www.glacierbancorp.com.